Exhibit 99.1

SiriusXM Reports First Quarter 2021 Results

•First Quarter Revenue of $2.06 Billion; an Increase of 5% From Prior Year Period
•First Quarter Net Income of $219 Million; Diluted EPS of $0.05, or $0.07, Excluding One-Time Items
•Adjusted EBITDA of $682 Million in the First Quarter, Up 7% From Prior Year Period
•SiriusXM Self-Pay Net Subscriber Additions of 126,000, an Increase of 83% Year-Over-Year
•SiriusXM Reiterates 2021 Financial and Subscriber Guidance

NEW YORK – April 28, 2021 – SiriusXM today announced first quarter 2021 operating and financial results, including revenue of $2.06 billion, an increase of 5% compared to the prior year period. The company recorded net income of $219 million in the first quarter of 2021, compared to $293 million in the prior year period. First quarter 2021 net income included a $220 million non-cash impairment charge related to the failure of the company’s SXM-7 satellite, not reflecting any potential insurance recoveries, a $25 million charge related to the surrender of certain office space, and a $95 million benefit associated with a state tax audit settlement. Net income per diluted common share was $0.05 in the first quarter 2021, compared to $0.07 in the prior year period. Diluted EPS was $0.07 in the first quarter excluding the impact of the two impairments and the tax audit settlement mentioned above.

Adjusted EBITDA in the first quarter was $682 million, up 7% from $639 million in the prior year period.

“I am pleased to announce SiriusXM has started the year impressively – we added 126,000 self-pay net subscribers, an 83% increase as compared to the period a year ago, saw a first quarter record-low churn rate of 1.6%, and are reporting a new record-high quarterly adjusted EBITDA figure. These strong results reflect the value we bring to our listeners through the breadth and depth of our content. Our advertising revenue grew 24%, driven by robust monetization of both on- and off-platform opportunities, as well as the growing podcast market. While we are benefiting from the broader reopening of the economy and the acceleration of consumers’ digital adoption, the meaningful long-term investments we’ve been making are also paying off. This includes creating and delivering compelling content, strengthening our digital product experiences, and scaling a full suite of end-to-end distribution and monetization solutions for content creators and publishers. We are extremely focused on achieving our 2021 goals and reinforcing our long-term position as North America’s premier audio entertainment company,” said Jennifer Witz, Chief Executive Officer of SiriusXM.

“Across SiriusXM, Pandora and Stitcher, we have added new channels, shows, hosts, and podcasts, enhancing the expertly curated audio entertainment experience across all formats from music to sports. Drake, one of the most streamed artists in the world, launched his exclusive full-time SiriusXM channel, Sound 42. All of our audio platforms were on display as rocker Tom Morello launched a SiriusXM show, multiple new streaming music channels, and a new podcast available on SiriusXM, Pandora and Stitcher. We are working with highly regarded creators on new podcasts; earlier this week we announced the acquisition of 99% Invisible, the acclaimed and popular podcast from Roman Mars and his creator team. This was our first year as the exclusive audio broadcaster of the Masters Tournament, and we have expanded our streaming rights with both the NBA and MLB. We also created special music and talk programming that honored both Black History and Women's History months back-to-back," added Witz.

2021 GUIDANCE REITERATED

The company reiterated its 2021 guidance for SiriusXM self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow originally issued on January 7, 2021:

•SiriusXM self-pay net subscriber additions of approximately 800,000,
•Total revenue of approximately $8.35 billion,

•Adjusted EBITDA of approximately $2.575 billion, and
•Free cash flow of approximately $1.6 billion.

ADDITIONAL FINANCIAL UPDATE

"SiriusXM is off to a terrific start in 2021, with solid revenue and adjusted EBITDA growth. We returned approximately $577 million of capital to stockholders in the first quarter, comprised of approximately $516 million in common stock repurchases and $61 million paid in dividends. At the end of the quarter, SiriusXM's debt-to-adjusted EBITDA ratio was 3.4x, and we will use our solid financial position and substantial cash flows to make investments in our business and continue returning capital to stockholders," said Sean Sullivan, Chief Financial Officer of SiriusXM.

FIRST QUARTER 2021 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2021. The financial and operating highlights below exclude the impact of legal settlements and reserves and share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Reach a Record-High 31.0 Million. SiriusXM added 126,000 net new self-pay subscribers in the first quarter, an 83% increase from the 69,000 added in the first quarter of 2020. Paid promotional subscribers decreased by 341,000. A new vehicle trial structure adjustment for two automakers, and to a lesser extent, lower vehicle shipments due to silicon supply constraints, contributed to negative paid promotional net additions during the quarter. Total subscribers at the end of the first quarter were 34.5 million, a reduction of 1% from the prior year period. The total SiriusXM trial funnel stood at approximately 8.7 million at the end of the first quarter, up from approximately 8.4 million at the end of 2020, on record trial starts in the first quarter of 2021. Self-pay monthly churn for the first quarter improved to 1.6% from 1.8% in the first quarter of 2020.

•SiriusXM Revenue Increased 2% to $1.62 Billion. First quarter 2021 revenue grew 2% to $1.62 billion. This growth was primarily driven by a 3% increase in SiriusXM’s average revenue per user (ARPU) to $14.30, and a 3% increase in SiriusXM self-pay subscribers, partially offset by the decrease in paid promotional SiriusXM subscribers.

•Gross Profit Steady. Total cost of services at SiriusXM increased by 5% to $623 million in the first quarter of 2021. Gross profit at SiriusXM totaled $993 million, relatively unchanged compared to the first quarter of 2020, producing a gross margin of 61%, approximately 110 basis points lower than the prior-year period.

•Expanded Content Offering. During the first quarter, SiriusXM continued to deliver on its commitment to provide more variety of content to customers both in and outside of the car. During the first quarter, the company debuted multiple new streaming music channels from LL COOL J, Bob Marley, and thematic ones, such as Queens of Pop, based on female power singers from the 90s and 2000s. New dance music streaming channels debuted exclusively with Armin van Buuren and Steve Aoki, as well as limited time channels honoring Aretha Franklin, Jimi Hendrix, Miles Davis, and Motown Records, for Black History Month. The Disney Hits music channel launched exclusively on SiriusXM and the company also aired a special, limited run, GRAMMY Channel to celebrate music's big night. On the Volume channel, the company debuted a new show from veteran rock journalist Lisa Robinson. Kevin Hart’s Laugh Out Loud Radio channel expanded its comedy slate on SiriusXM with new programs, and a new podcast from Kevin himself, "Comedy Gold Minds with Kevin Hart."

PANDORA SEGMENT

•Advertising Revenue Increased 29% to $312 Million. First quarter ad revenue at Pandora, which includes off-platform results such as the company's AdsWizz business, increased by 29% year-over-year to $312 million. Ad revenue was boosted by strong monetization of $85.69 per thousand hours at Pandora, growing 27% over the prior year period. Ad revenue also benefited from the acquisition of Stitcher in the fourth quarter of 2020.

•Stitcher and Off-Platform Performance. In the first quarter of 2021, Stitcher and our off-platform advertising businesses recorded $67 million in revenue. Off-platform revenue, excluding Stitcher, increased approximately $14 million or 48% compared to the first quarter of 2020. More brands are advertising on Stitcher podcasts than any other network. Stitcher recently launched "The Atlas Obscura Podcast", which hit the Top 10 on the Apple Podcast charts. Other available podcasts on Stitcher now include "Kevin Hart's Comedy Gold Minds," and "Marvel Declassified."

•Total Advertising-Supported Listener Hours of 2.87 Billion. Monthly Active Users (MAUs) at Pandora were 55.9 million in the first quarter of 2021, down from 60.9 million in the prior year period. Total ad-supported listener hours were 2.87 billion in the period, down from 3.13 billion in the first quarter of 2020.

•Self-Pay Net Adds of 113,000. Pandora added 113,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium services in the first quarter 2021 to end the period with 6.4 million self-pay subscribers to those services.

•Gross Profit Grows 30%. Subscriber revenue increased by 2%, advertising revenue increased by 29% and total cost of services increased by 16% during the first quarter of 2021. This resulted in gross profit at Pandora of $137 million, up 30% over the first quarter of 2020, and produced a gross margin for the quarter of 31%, a 3 point increase from the prior year period.

•T-Mobile and Pandora Launch New Offering; Growth of Modes. During the first quarter of 2021, T-Mobile launched a special enhanced version of Pandora to U.S. T-Mobile customers, including ad-free weekends and exclusive content powered by SiriusXM music channels and podcasts. Additionally, the number of listeners using Modes, the Pandora function that lets users customize their listening experience by exploring different versions of their channels, significantly increased between March 2020 and March 2021. When users activate the Modes feature, Pandora realizes a meaningful increase in listening during the next month of measurement.

Subscriber acquisition costs declined by 13% to $86 million in the first quarter of 2021 compared to the prior year period due to lower subscriber acquisition costs (SAC) per install and fewer radio installations by automakers partially as a result of silicon supply challenges. Sales and marketing costs decreased by 3% to $202 million in the first quarter of 2021. Engineering, design and development costs fell 10% to $54 million, and general and administrative expenses increased by 16% to $106 million in the first quarter of 2021.

Free cash flow was $211 million, down approximately 39% from the prior year period, primarily due to lower OEM receipts combined with higher royalty and interest payments.

FIRST QUARTER 2021 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions, except per share data)	2021	2020
Revenue:
Subscriber revenue	$1,611	$1,585
Advertising revenue	354	285
Equipment revenue	57	41
Other revenue	36	41
Total revenue	2,058	1,952
Operating expenses:
Cost of services:
Revenue share and royalties	640	570
Programming and content	130	118
Customer service and billing	117	118
Transmission	48	40
Cost of equipment	4	4
Subscriber acquisition costs	86	99
Sales and marketing	217	225
Engineering, design and development	64	71
General and administrative	121	107
Depreciation and amortization	132	132
Impairment, restructuring and acquisition costs	245	—
Total operating expenses	1,804	1,484
Income from operations	254	468
Other (expense) income:
Interest expense	(100)	(99)
Other income	3	4
Total other (expense) income	(97)	(95)
Income before income taxes	157	373
Income tax benefit (expense)	62	(80)
Net income	$219	$293
Foreign currency translation adjustment, net of tax	5	(25)
Total comprehensive income	$224	$268
Net income per common share:
Basic	$0.05	$0.07
Diluted	$0.05	$0.07
Weighted average common shares outstanding:
Basic	4,137	4,405
Diluted	4,222	4,515
Dividends declared per common share	$0.014641	$0.01331

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(in millions, except per share data)	March 31, 2021	December 31, 2020
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$59	$71
Receivables, net	611	672
Inventory, net	8	10
Related party current assets	11	20
Prepaid expenses and other current assets	216	194
Total current assets	905	967
Property and equipment, net	1,403	1,629
Intangible assets, net	3,302	3,340
Goodwill	3,128	3,122
Related party long-term assets	538	531
Deferred tax assets	111	111
Operating lease right-of-use assets	392	427
Other long-term assets	209	206
Total assets	$9,988	$10,333
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,057	$1,223
Accrued interest	80	174
Current portion of deferred revenue	1,664	1,721
Current maturities of debt	1	1
Operating lease current liabilities	48	48
Total current liabilities	2,850	3,167
Long-term deferred revenue	115	118
Long-term debt	8,878	8,499
Deferred tax liabilities	192	266
Operating lease liabilities	406	419
Other long-term liabilities	150	149
Total liabilities	12,591	12,618
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,107 and 4,176 shares issued; 4,105 and 4,173 shares outstanding at March 31, 2021 and December 31, 2020, respectively	4	4
Accumulated other comprehensive income, net of tax	20	15
Additional paid-in capital	—	—
Treasury stock, at cost; 2 and 3 shares of common stock at March 31, 2021 and December 31, 2020, respectively	(13)	(19)
Accumulated deficit	(2,614)	(2,285)
Total stockholders’ equity (deficit)	(2,603)	(2,285)
Total liabilities and stockholders’ equity (deficit)	$9,988	$10,333

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
(in millions)	2021	2020
Cash flows from operating activities:
Net income	$219	$293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132	132
Non cash impairment and restructuring costs	245	—
Non-cash interest expense, net of amortization of premium	5	5
Provision for doubtful accounts	10	19
Amortization of deferred income related to equity method investment	—	(1)
Loss on unconsolidated entity investments, net	1	2
(Gain) loss on other investments	(1)	5
Share-based payment expense	51	55
Deferred income tax (benefit) expense	(76)	72
Amortization of right-of-use assets	15	14
Changes in operating assets and liabilities:
Receivables	45	47
Inventory	2	(1)
Related party, net	10	6
Prepaid expenses and other current assets	(22)	(18)
Other long-term assets	(4)	2
Accounts payable and accrued expenses	(173)	(131)
Accrued interest	(94)	(62)
Deferred revenue	(59)	(11)
Operating lease liabilities	(12)	(11)
Other long-term liabilities	(2)	(1)
Net cash provided by operating activities	292	416
Cash flows from investing activities:
Additions to property and equipment	(78)	(62)
Purchases of other investments	(3)	(6)
Acquisition of business, net of cash acquired	6	—
Investments in related parties and other equity investees	(5)	(80)
Repayment from related party	2	3
Net cash used in investing activities	(78)	(145)
Cash flows from financing activities:
Taxes paid from net share settlements for stock-based compensation	(20)	(35)
Revolving credit facility, net of deferred financing costs	374	—
Principal payments of long-term borrowings	(1)	(2)
Common stock repurchased and retired	(522)	(243)
Dividends paid	(61)	(59)
Net cash used in financing activities	(230)	(339)
Net decrease in cash, cash equivalents and restricted cash	(16)	(68)
Cash, cash equivalents and restricted cash at beginning of period (1)	83	120
Cash, cash equivalents and restricted cash at end of period (1)	$67	$52
(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	March 31, 2021	December 31, 2020	March 31, 2020	December 31, 2019
Cash and cash equivalents	$59	$71	$40	$106
Restricted cash included in Other long-term assets	8	12	12	14
Total cash, cash equivalents and restricted cash at end of period	$67	$83	$52	$120

Unaudited Results
Set forth below are our results of operations for the three months ended March 31, 2021 compared with the three months ended March 31, 2020. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. Our results also exclude certain purchase price accounting adjustments related to other revenue and revenue share and royalties.

	For the Three Months Ended March 31,		2021 vs 2020 Change
	2021	2020	Amount	%
Revenue
Sirius XM:
Subscriber revenue	$1,481	$1,457	$24	2%
Advertising revenue	42	44	(2)	(5)%
Equipment revenue	57	41	16	39%
Other revenue (1)	36	43	(7)	(16)%
Total Sirius XM revenue	1,616	1,585	31	2%
Pandora:
Subscriber revenue	130	128	2	2%
Advertising revenue	312	241	71	29%
Total Pandora revenue	442	369	73	20%
Total consolidated revenue	2,058	1,954	104	5%
Cost of services
Sirius XM:
Revenue share and royalties	378	366	12	3%
Programming and content	113	105	8	8%
Customer service and billing	96	92	4	4%
Transmission	32	26	6	23%
Cost of equipment	4	4	—	—%
Total Sirius XM cost of services	623	593	30	5%
Pandora:
Revenue share and royalties (2) (3)	262	222	40	18%
Programming and content	9	5	4	80%
Customer service and billing	19	24	(5)	(21)%
Transmission	15	13	2	15%
Total Pandora cost of services	305	264	41	16%
Total consolidated cost of services	928	857	71	8%
Subscriber acquisition costs	86	99	(13)	(13)%
Sales and marketing	202	208	(6)	(3)%
Engineering, design and development	54	60	(6)	(10)%
General and administrative	106	91	15	16%
Depreciation and amortization	132	132	—	—%
Impairment, restructuring and acquisition costs	245	—	245	nm
Legal settlements and reserves	—	(16)	16	nm
Share-based payment expense (4)	51	55	(4)	(7)%
Total operating expenses	1,804	1,486	318	21%
Income from operations	254	468	(214)	(46)%
Other (expense) income:
Interest expense	(100)	(99)	(1)	1%
Other income	3	4	(1)	(25)%
Total other (expense) income	(97)	(95)	(2)	2%
Income before income taxes	157	373	(216)	(58)%
Income tax benefit (expense)	62	(80)	142	(178)%
Net income	$219	$293	$(74)	(25)%

Adjusted EBITDA	$682	$639	$43	7%

Gross Profit - Sirius XM	$993	$992	$1	—%
Gross Margin % - Sirius XM	61%	63%	(2)%	(3)%
Gross Profit - Pandora	$137	$105	$32	30%
Gross Margin % - Pandora	31%	28%	3%	11%

nm - not meaningful
(1)    For the three months ended March 31, 2020, this adjustment eliminates the impact of additional revenue of $2 associated with certain programming agreements recorded as part of the merger of Sirius and XM (the "XM Merger").
(2)    For the three months ended March 31, 2020, this adjustment includes the impact of additional expense of $2 associated with minimum guarantee royalty contracts recorded as part of the Pandora Acquisition.
(3)    For the three months ended March 31, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(4)    Allocation of share-based payment expense:

	For the Three Months Ended March 31,
(in millions)	2021	2020
Programming and content - Sirius XM	$7	$7
Customer service and billing - Sirius XM	2	1
Transmission - Sirius XM	1	1
Programming and content - Pandora	1	1
Customer service and billing - Pandora	—	1
Sales and marketing	15	17
Engineering, design and development	10	11
General and administrative	15	16
Total share-based payment expense	$51	$55

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of March 31, 2021 compared to March 31, 2020:

	As of March 31,		2021 vs 2020 Change
(subscribers in thousands)	2021	2020	Amount	%
Sirius XM
Self-pay subscribers	31,013	30,047	966	3%
Paid promotional subscribers	3,486	4,719	(1,233)	(26)%
Ending subscribers	34,499	34,766	(267)	(1)%
Traffic users	9,322	9,706	(384)	(4)%
Sirius XM Canada subscribers	2,600	2,687	(87)	(3)%

Pandora
Monthly active users - all services	55,870	60,926	(5,056)	(8)%
Self-pay subscribers	6,392	6,214	178	3%
Paid promotional subscribers	64	52	12	23%
Ending subscribers	6,456	6,266	190	3%

The following table contains our Non-GAAP financial and operating performance measures which are based on our adjusted results of operations for the three months ended March 31, 2021 and 2020:

	For the Three Months Ended March 31,		2021 vs 2020 Change
(subscribers in thousands)	2021	2020	Amount	%
Sirius XM
Self-pay subscribers	126	69	57	83%
Paid promotional subscribers	(341)	(212)	(129)	(61)%
Net additions	(215)	(143)	(72)	(50)%
Weighted average number of subscribers	34,462	34,824	(362)	(1)%
Average self-pay monthly churn	1.6%	1.8%	(0.2)%	(11)%
ARPU (1)	$14.30	$13.95	$0.35	3%
SAC, per installation	$10.90	$20.11	$(9.21)	(46)%

Pandora
Self-pay subscribers	113	49	64	131%
Paid promotional subscribers	2	3	(1)	(33)%
Net additions	115	52	63	121%
Weighted average number of subscribers	6,385	6,244	141	2%
ARPU	$6.67	$6.85	$(0.18)	(3)%
Ad supported listener hours (in billions)	2.87	3.13	(0.26)	(8)%
Advertising revenue per thousand listener hours (RPM)	$85.69	$67.54	$18.15	27%
Licensing costs per thousand listener hours (LPM)	$45.35	$37.08	$8.27	22%
Licensing costs per paid subscriber (LPU)	$4.20	$4.11	$0.09	2%

Total Company
Adjusted EBITDA	$682	$639	$43	7%
Free cash flow	$211	$348	$(137)	(39)%
(1)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $45 and $44 for the three months ended March 31, 2021 and 2020, respectively.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended March 31,
(in millions)	2021	2020
Net income:	$219	$293
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	(16)
Impairment, restructuring and acquisition costs	245	—
Share-based payment expense	51	55
Depreciation and amortization	132	132
Interest expense	100	99
Other income	(3)	(4)
Income tax (benefit) expense	(62)	80
Purchase price accounting adjustments:
Revenues	—	2
Operating expenses	—	(2)
Adjusted EBITDA	$682	$639

Reconciliation of Free Cash Flow:

	For the Three Months Ended March 31,
(in millions)	2021	2020
Cash Flow information
Net cash provided by operating activities	$292	$416
Net cash used in investing activities	$(78)	$(145)
Net cash used in financing activities	$(230)	$(339)
Free Cash Flow
Net cash provided by operating activities	$292	$416
Additions to property and equipment	(78)	(62)
Purchases of other investments	(3)	(6)
Free cash flow	$211	$348
Reconciliation of SAC, per installation:

	For the Three Months Ended March 31,
(costs in millions and installs in thousands)	2021	2020
Subscriber acquisition costs, excluding connected vehicle services	$86	$99
Less: margin from sales of radios and accessories, excluding connected vehicle services	(53)	(37)
	$33	$62
Installations	3,068	3,083
SAC, per installation (a)	$10.90	$20.11
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora’s properties reach more than 150 million listeners, the largest addressable audience in the U.S., across all categories of digital audio – music, sports, talk, and podcasts. SiriusXM’s acquisitions of Stitcher and Simplecast, alongside industry-leading ad tech company AdsWizz, make it a leader in podcast hosting, production, distribution, analytics and monetization. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. SiriusXM is providing non-GAAP information on a prospective basis that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. We believe investors find these Non-GAAP financial measures useful in evaluating our core trends because they provide a direct view of our underlying contractual costs. This information should be viewed in addition to, and not as an alternative for or superior to, our results prepared in accordance with GAAP. In addition, SiriusXM’s Non-GAAP financial measures may not be comparable to similarly-titled measures by other companies. SiriusXM does not provide a non-GAAP reconciliation for Adjusted EBITDA guidance to Net income or Free cash flow guidance to Net cash provided by operating activities because it does not provide guidance for the reconciling items between adjusted EBITDA to Net income, which includes the provision for income taxes, interest expense and other income, nor does the Company provide guidance for the reconciling items between Free cash flow to Net cash provided by operating activities, which includes additions to property and equipment. As items that impact Net income and Net cash provided by operating activities are out of the Company’s control and/or cannot be reasonably predicted, the Company is unable to provide such guidance as the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures. Accordingly, a reconciliation to Net income and Net cash provided by operating activities is not available without unreasonable effort.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the COVID-19 pandemic is adversely impacting our business; we face substantial competition and that competition is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; we engage in extensive marketing efforts and the continued effectiveness of those efforts is an important part of our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; we may not realize the benefits of acquisitions and other strategic investments and initiatives; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our business depends in large part on the auto industry; failure of our satellite would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; our Pandora ad-supported business has suffered a substantial and consistent loss of monthly active users, which may adversely affect our Pandora business; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; changes in mobile operating systems and browsers may hinder our ability to sell advertising and market our services; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; consumer protection laws and our failure to comply with them could damage our business; failure to comply with FCC requirements could damage our business; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; the market for music rights is changing and is subject to significant uncertainties; our Pandora services depend upon maintaining complex licenses with copyright owners, and these licenses contain onerous terms; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock; if we are unable to attract and retain qualified personnel, our business could be harmed; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; and our business and prospects depend on the strength of our brands. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which is filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com